Exhibit 5.1

May 6, 2011

Board of Directors

VIST Financial Corp.

1240 Broadcasting Road

Wyomissing, Pennsylvania  19610

Re:          Registration Statement on Form S-8 of  VIST Financial Corp.

Ladies and Gentlemen:

We have acted as counsel to VIST Financial Corp. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of an additional 140,401 shares of the Company’s common stock, par value $5.00 per share (the “Common Stock”), that may be issued to participants in the VIST Financial Corp. 2007 Equity Incentive Plan (the “Plan”).

In our capacity as counsel to the Company, we have reviewed:

(1)                    the Company’s articles of incorporation;

(2)                    the Company’s bylaws;

(3)                    the Registration Statement;

(4)                    the Plan;

(5)                    a copy of a form of Common Stock certificate; and

(6)                    resolutions adopted by the Company’s board of directors on January 18, 2011.

Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plan, will be legally issued by the Company, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee